EXHIBIT 21.     LIST OF SUBSIDIARIES

             SHENANDOAH TELECOMMUNICAITONS COMPANY AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT

        The following are all subsidiaries of Shenandoah Telecommunications Company, and are incorporated in the State of Virginia.

        -       Shenandoah Telephone Company
        -       Shenandoah Cable Television Company
        -       ShenTel Service Company
        -       Shenandoah Long Distance Company
        -       Shenandoah Valley Leasing Company
        -       Shenandoah Mobile Company
        -       Shenandoah Network Company
        -       Shenandoah Personal Communications Company
        -       Shentel Communications Company